Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-258266

$600,000,000

5.15% First and Refunding Mortgage Bonds,

Series 2024D, Due 2029

SUMMARY OF TERMS

Security:	5.15% First and Refunding Mortgage Bonds, Series 2024D, Due 2029 (the “Series 2024D Bonds”)

Issuer:	Southern California Edison Company

Principal Amount:	$600,000,000

Expected Ratings of Securities*:	A2 / A- / A- (Stable / Stable / Stable) (Moody’s / S&P / Fitch)

Trade Date:	February 27, 2024

Settlement Date**:	March 1, 2024 (T+3)

Maturity:	June 1, 2029

Benchmark US Treasury:	4.000% due January 31, 2029

Benchmark US Treasury Price:	98-17 1⁄4

Benchmark US Treasury Yield:	4.332%

Spread to Benchmark US Treasury:	T + 83 bps

Reoffer Yield:	5.162%

Coupon:	5.15%

Coupon Payment Dates:	June 1 and December 1

First Coupon Payment Date:	June 1, 2024 (short first coupon)

Public Offering Price:	99.954% of Principal Amount

Optional Redemption:

Callable at any time prior to May 1, 2029, in whole or in part, at a “make whole” premium of 15 bps, plus accrued and unpaid interest thereon to but excluding the date of redemption.

At any time on or after May 1, 2029, callable, in whole or in part, at 100% of the principal amount of the bonds being redeemed plus accrued and unpaid interest thereon to but excluding the date of redemption.

CUSIP/ISIN:	842400JC8/US842400JC81

Joint Book-running Managers:

Barclays Capital Inc. (“Barclays”)

Citigroup Global Markets Inc. (“Citigroup”)

J.P. Morgan Securities LLC (“J.P. Morgan”)

Mizuho Securities USA LLC (“Mizuho”)

BMO Capital Markets Corp.

SG Americas Securities, LLC

TD Securities (USA) LLC

Co-managers:

Cabrera Capital Markets LLC

CastleOak Securities, L.P.

CAVU Securities LLC

C.L. King & Associates

Drexel Hamilton, LLC

Loop Capital Markets LLC

Mischler Financial Group, Inc.

Penserra Securities LLC

Telsey Advisory Group LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Series 2024D Bonds on the Trade Date will be required, by virtue of the fact that the Series 2024D Bonds initially will not settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Barclays, Citigroup, J.P. Morgan or Mizuho can arrange to send you the prospectus if you request it by calling Barclays at 1-888-603-5847, Citigroup at 1-800-831-9146, J.P. Morgan at 1-212-834-4533 or Mizuho at 1-866-271-7403.

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